As filed with the Securities and Exchange Commission on February 6, 2004
                                                       Registration No. 333-
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        COLLAGENEX PHARMACEUTICALS, INC.
-------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                                   41 University Drive
         Delaware                 Newtown, Pennsylvania 18940      52-1758016
-------------------------------- ----------------------------  -----------------
(State or Other Jurisdiction       (Address of Principal       (I.R.S. Employer
of Incorporation or Organization)   Executive Offices)       Identification No.)
                                        (Zip Code)

                                 1996 Stock Plan
                              December 2003 Options
-------------------------------------------------------------------------------
                            (Full Title of the Plans)

                                Colin W. Stewart
                      President and Chief Executive Officer
                        CollaGenex Pharmaceuticals, Inc.
                               41 University Drive
                           Newtown, Pennsylvania 18940
-------------------------------------------------------------------------------
                             (Name and Address of
                               Agent for Service)

                                (215) 579-7388
-------------------------------------------------------------------------------
         (Telephone Number, Including Area Code, of Agent For Service)

                                    Copy To:

                             William J. Thomas, Esq.
                              Tod K. Reichert, Esq.
                                Hale and Dorr LLP
                              650 College Road East
                               Princeton, NJ 08540
                                 (609) 750-7600


                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                            Proposed
                                                                             Maximum           Proposed
                                                            Amount           Offering           Maximum              Amount Of
                 Title Of Securities                         To Be          Price Per          Aggregate           Registration
                   To Be Registered                      Registered(1)        Share          Offering Price             Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share:
   Shares to be issued pursuant to prior option
       grants under the 1996 Stock Plan............       828,840           $10.57(2)         $8,760,838.80(2)         $1,109.99

   Shares to be issued pursuant to future option
     grants under the 1996 Stock Plan.............        171,160           $10.27(3)         $1,757,813.20(3)         $ 222.71

   Shares to be issued pursuant to prior option
       grants under the December 2003
       Options.....................................       300,000           $10.25(4)         $3,075,000.00(4)         $ 389.60
----------------------------------------------------------------------------------------------------------------------------------
===================================================================================================================================
       TOTAL.......................................     1,300,000                             $13,593,652.00           $1,722.30

(1) For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been divided among three (3) subtotals.

(2) Pursuant to Rule 457(h), these prices are calculated based on a weighted average exercise price of $10.57 per share covering 828,840 shares subject to stock options granted under the 1996 Stock Plan.

(3) Pursuant to Rule 457(h) and Rule 457(c), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low prices of the Company's Common Stock on the Nasdaq National Market on February 5, 2004.

(4) Pursuant to Rule 457(h), these prices are calculated based on a weighted average exercise price of $10.25 per share covering 300,000 shares subject to stock options granted under the December 2003 Options.

     Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares as may be issued as a result of the anti-dilution provisions of the 1996 Stock Plan and the December 2003 Options.

                                 ---------------

                                EXPLANATORY NOTE

     This Registration Statement contains two parts:

     The first part contains a Reoffer Prospectus (the "Prospectus") prepared in accordance with the requirements of Part I of Form S-3. The Prospectus covers reoffers and resales of shares of common stock, $.01 par value per share (the "Common Stock"), of CollaGenex Pharmaceuticals, Inc. ("CollaGenex") or (the "Company") by certain affiliates (as such term is defined under Rule 405 of the Securities Act of 1933, as amended) of the Company with respect to options granted prior to the date hereof (821,636 shares) pursuant to the Company's 1996 Stock Plan and the December 2003 Options. All such individuals are listed on the Selling Shareholder table herein.

     The second part contains "Information Required in the Registration Statement" prepared in accordance with the requirements of Part II of Form S-8 with respect to options to purchase 1,000,000 shares of Common Stock granted pursuant to the 1996 Stock Plan, prior to the date hereof, and that may be granted subsequent to the date hereof. Such 1,000,000 shares of Common Stock relate to previously approved increases in the number of shares of Common Stock authorized for issuance upon the exercise of options to be granted under the 1996 Stock Plan.

                                   PROSPECTUS


                  S-3 Reoffer Prospectus dated February 6, 2004

                        COLLAGENEX PHARMACEUTICALS, INC.

                         821,636 Shares of Common Stock
                Issued or Issuable under the 1996 Stock Plan and
                  that certain December 2003 Option Agreement.


     This Prospectus relates to the public resale, from time to time, of an aggregate of 821,636 shares (the "Shares") of our Common Stock, $.01 par value (the "Common Stock") by certain shareholders identified below in the section entitled "The Selling Shareholders." These Shares have been or may be acquired upon the exercise of stock options granted pursuant to our 1996 Stock Plan and that certain December 2003 Option Agreement (the "Plans").

     We will not receive any of the proceeds from the sale by the Selling Shareholders of the Shares covered by this Prospectus.

     We have not entered into any underwriting arrangements in connection with the sale of Shares. The Shares may be sold from time to time by the Selling Shareholders or by permitted pledgees, donees, transferees or other permitted successors in interest and may be made on the Nasdaq National Market at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

     Our Common Stock is traded on the Nasdaq National Market under the symbol "CGPI." On February 5, 2004, the closing sale price of our Common Stock on the Nasdaq National Market was $10.11 per share.

     Investing in the Common Stock involves a high degree of risk. See "Risk Factors" beginning on page 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is February 6, 2004.


                          PROSPECTUS TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
Special Note Regarding Forward-Looking Information.....................................................         3
CollaGenex Pharmaceuticals, Inc........................................................................         3
Risk Factors...........................................................................................         5
       We Rely on Periostat for Most of Our Revenue....................................................         5
       We May Not Be Able to Maintain Profitability....................................................         6
       Our Competitive Position in the Marketplace Depends on Enforcing and
          Successfully Defending Our Intellectual Property Rights......................................         6
       If We Lose Our Sole Supplier of Doxycycline Hyclate or Our Current
          Manufacturer of Periostat, Our Commercialization of Periostat Will be
          Interrupted, Halted or Less Profitable.......................................................         7
       Our Products are Subject to Extensive Regulation by the FDA.....................................         8
       A Small Number of Wholesale Customers and Large Retail Chains
          Account for the Majority of Our Sales, and the Loss of One of Them, or Changes in
          Their Purchasing Patterns, Could Result in Reduced Sales, Thereby
          Adversely Affecting Our Operating Results....................................................         8
       We Cannot Assure You that Our Pursuit of Business in the Dermatology
          Market will be Successful....................................................................         9
       If Our Products Cause Injuries, We May Incur Significant Expense and
          Liability....................................................................................         9
       Because Our Executive Officers, Directors and Affiliated Entities Own
          Approximately 23.3% of Our Capital Stock, They Could Influence Our
          Actions in a Manner That Conflicts With Our Interests and the Interests of
          Our Other Stockholders.......................................................................        10
       Our Stock Price is Highly Volatile and, Therefore, the Value of Your
          Investment May Fluctuate Significantly.......................................................        10
Use of Proceeds........................................................................................        11
The Selling Shareholders...............................................................................        11
Plan of Distribution...................................................................................        15
Legal Matters..........................................................................................        16
Experts................................................................................................        16
Information Incorporated by Reference..................................................................        16
Where You Can Find More Information....................................................................        18
Indemnification of Directors and Officers..............................................................        19

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus and the documents incorporated herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be forward-looking statements. For example, the words "may," "will," "continue," "believes," "expects," "anticipates," "intends," "estimates," "should" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause CollaGenex's results to differ materially from those indicated by such forward-looking statements. These factors include those set forth in the section entitled "Risk Factors." In particular, our business of selling, marketing and developing pharmaceutical products is subject to a number of significant risks, including risks relating to the implementation of CollaGenex's sales and marketing plans for Periostat and other products that we market, risks inherent in research and development activities, risks associated with enforcement of our intellectual property rights, including risks relating to the outcome and consequences of our patent litigation against Mutual Pharmaceutical Company, risks that the FDA will approve products, such as Mutual's product, that will compete with and limit the market for Periostat, risks relating to our litigation with the FDA, risks associated with conducting business in a highly regulated environment and uncertainty relating to clinical trials of products under development. CollaGenex's success depends to a large degree upon the market acceptance of Periostat by periodontists, dental practitioners, other health care providers, patients and insurance companies. There can be no assurance that CollaGenex's product candidates (other than the FDA's approval of Periostat for marketing in the United States, the United Kingdom Medicines Control Agency's approval of Periostat for marketing in the United Kingdom and Periostat's marketing approval in Austria, Finland, Switzerland, Ireland, Israel, Italy, Luxemborg, the Netherlands, Portugal and Canada) will be approved by any regulatory authority for marketing in any jurisdiction or, if approved, that any such products will be successfully commercialized by CollaGenex. In addition, there can be no assurance that CollaGenex will successfully promote Pandel, Atridox, Atrisorb-FreeFlow or Atrisorb-D. As a result of such risks, those risks set forth in the section entitled "Risks Factors" and others expressed from time to time in CollaGenex's filings with the Securities and Exchange Commission, CollaGenex's actual results may differ materially from the results discussed in or implied by the forward-looking statements contained herein.

                        COLLAGENEX PHARMACEUTICALS, INC.

     CollaGenex Pharmaceuticals, Inc. and subsidiaries is a specialty pharmaceutical company currently focused on providing innovative medical therapies to the dental and dermatology markets. Our first product, Periostat(R), is an orally administered, prescription pharmaceutical product that was approved by the United States Food and Drug Administration in September 1998 and is the first and only pharmaceutical to treat adult periodontitis by inhibiting the enzymes that destroy periodontal support tissues.

     We are marketing Periostat and other pharmaceutical products to the dental and dermatology communities through our own professional pharmaceutical sales force of approximately 115 sales representatives and managers. Pursuant to an exclusive License and Marketing Agreement with Atrix Laboratories, Inc., we began, in October 2001, to actively market Atrix's proprietary dental products, Atridox(R) and Atrisorb FreeFlow(R), and, in February 2002, Atrisorb-D(R), to the United States dental market (the "Atrix Products"). In May 2002, we executed a sublicense agreement with Altana Inc. to, among other things, market and distribute, in the United States and Puerto Rico, Pandel(R), a mid-potency topical corticosteroid product developed by Altana Inc. We distribute Periostat and Pandel through drug wholesalers and large retail chains in the United States. Periostat is also sold through wholesalers and direct to dentists in the United Kingdom through our wholly-owned subsidiary, CollaGenex International Ltd., and by distributors and licensees in certain other overseas markets. The Atrix Products are distributed through specialty distributors who sell these products directly to dental practitioners in the United States and Puerto Rico.

     We are a Delaware corporation. We were incorporated and began operations in 1992 under the name CollaGenex, Inc. and changed our name to CollaGenex Pharmaceuticals, Inc. in April 1996. Our principal executive offices are located at 41 University Drive, Newtown, Pennsylvania 18940, and our telephone number is
(215) 579-7388.

     In this prospectus, the terms "CollaGenex," "we," "us" and "our" includes CollaGenex Pharmaceuticals, Inc. and its subsidiaries.

     Periostat(R), Metastat(R), Dermostat(R), Nephrostat(R), Osteostat(R), Arthrostat(R), Rheumastat(R), Corneostat(R), Gingistat(R), IMPACS(TM), PS20(R), The Whole Mouth Treatment(R), Restoraderm(TM) and Dentaplex(R) are United States trademarks of CollaGenex Pharmaceuticals, Inc. Periostat(R), Nephrostat(R), Optistat(R), Xerostat(R) and IMPACS(TM) are European Community trademarks of CollaGenex Pharmaceuticals, Inc. Periostat(R), Nephrostat(R), Optistat(R), Xerostat(R), IMPACS(R), Dentaplex(R), Restoraderm(R), Dermastat(R), Periocycline(R), Periostatus(R) and Periostan(R) are United Kingdom trademarks of our wholly-owned subsidiary, CollaGenex International Ltd. CollaGenex(R), PS20(R), "C" Logo(R) and The Whole Mouth Treatment(R) are European Community and United Kingdom trademarks of CollaGenex International Ltd. Periocycline(TM) and Periostan(TM) are European Community Trademarks of CollaGenex International Ltd. All other trade names, trademarks or service marks are the property of their respective owners and are not property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, you should carefully consider the following factors in evaluating whether to invest in the Shares. The risks and uncertainties described below are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition and results of operations.

     If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our Common Stock could decline and you may lose all or part of your investment.

     This Prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this Prospectus.

     We Rely on Periostat for Most of Our Revenue.

     During the nine months ended September 30, 2003 and the years ended 2002, 2001 and 2000, Periostat accounted for approximately 82%, 82%, 87% and 84% of our total net revenues, respectively. Although we currently derive additional revenue from marketing and/or selling other products (Atridox, Atrisorb FreeFlow, Atrisorb-D and Pandel) and from licensing fees from foreign marketing partners, our revenue and profitability in the near future will depend on our ability to successfully market and sell Periostat.

     Although we recently settled our litigation with West-ward Pharmaceutical Corporation ("West-ward"), Mutual Pharmaceutical Company, Inc. ("Mutual") submitted an application to the FDA for approval of a generic version of Periostat. Other companies may also have submitted applications for approval of generic versions of Periostat. We have filed suits to enforce our patent rights and to compel the FDA to award patent and exclusivity protections that would prevent a generic drug application from being approved now. On July 23, 2003, we announced that the United States District Court for the District of Columbia had granted a preliminary injunction temporarily restraining the FDA from approving any Abbreviated New Drug Applications ("ANDAs") submitted for any generic version of Periostat. Until the Court has made a final ruling on our complaint, the FDA cannot approve the ANDAs on file for West-ward's 20 mg doxycycline hyclate capsule, Mutual's 20 mg doxycycline hyclate tablet or any other ANDA for a generic version of Periostat. If the Court decides in favor of the FDA, the FDA could begin to approve generic drugs immediately thereafter.

     As a result of the ruling in the District Court of the District of Columbia, we have withdrawn our motion for a temporary restraining order and preliminary injunction in our patent infringement suit against Mutual, which was filed in the District Court of the Eastern District of New York. Our suit against Mutual, however, remains on file and a motion for injunctive relief can be filed immediately if required. We cannot be sure, however, that one or more generic versions of Periostat will not be approved and marketed. If one or more generic versions of Periostat are approved and marketed, our revenues from Periostat would significantly decrease, and as result, our business, financial condition, cash flows and results of operations would be materially adversely affected.

     We May Not Be Able to Maintain Profitability.

     From our founding in 1992 through the commercial launch of Periostat in November, 1998, we had no revenue from sales of our own products. During the year ended December 31, 2000, we experienced a net loss of approximately $8.8 million. During the year ended December 31, 2001, we experienced a net loss of approximately $8.1 million. As of September 30, 2003, we have an accumulated deficit of $71.4 million. Our historical losses have resulted primarily from the expenses associated with our pharmaceutical development program, clinical trials, the regulatory approval process associated with Periostat and sales and marketing activities relating to Periostat. Although we achieved net income of $902,000, $1.2 million, $1.6 million and $1.2 million for the year ended December 30, 2002, and each of the three months ended March 31, 2003, June 30, 2003 and September 30, 2003, respectively, we expect to incur significant future expenses, particularly with respect to the sales and marketing of Periostat, new products and continuing clinical and manufacturing development for other indications and formulations of Periostat, and therefore, we cannot be certain that we will be able to maintain our profitability in the future, if at all.

     Our Competitive Position in the Marketplace Depends on Enforcing and Successfully Defending Our Intellectual Property Rights.

     In order to be competitive in the pharmaceutical industry, it is important to establish, enforce, and successfully defend patent and trade secret protection for our established and new technologies. We must also avoid liability from infringing the proprietary rights of others.

     Our core technology is licensed from The Research Foundation of the State University of New York ("SUNY"), and other academic and research institutions collaborating with SUNY. Under the license agreement with SUNY (the "SUNY License") we have an exclusive worldwide license to SUNY's rights in certain patents and patent applications to make and sell products employing tetracyclines to treat certain disease conditions. The SUNY License imposes various payment and reporting obligations on us, and our failure to comply with these requirements permits SUNY to terminate the SUNY License. If the SUNY License is terminated, we would lose our right to exclude competitors from commercializing similar products, and we could be excluded from marketing the same products if SUNY licensed the underlying technology to a competitor after terminating the SUNY License.

     SUNY owns 31 United States patents and 6 United States patent applications that are licensed to us. The patents licensed from SUNY expire between 2004 and 2019. Two of the patents are related to Periostat and expire in 2004 and 2007. Technology covered by these patents becomes available to competitors as the patents expire.

     Since many of our patent rights cover new treatments using tetracyclines, we may be required to bring expensive infringement actions to enforce our patents and protect our technology. Although federal law prohibits making and selling pharmaceuticals for infringing use, competitors and/or practitioners may provide generic forms of tetracycline for treatment(s) which infringe our patents, rather than prescribe our Periostat product. Enforcement of patents can be expensive and time consuming.

     We are currently enforcing our patent rights against Mutual, a generic drug company. Mutual has submitted a request for listing a generic tablet replacement for Periostat on the New Jersey Formulary. In keeping with our patent enforcement policy, we have initiated a patent infringement action in the Eastern District of New York to prevent Mutual from introducing a generic version of Periostat. A motion for preliminary injunction was filed and served to prevent Mutual from introducing a generic version of Periostat to the marketplace. As a result of our litigation against the FDA, we have withdrawn our motion for a temporary restraining order and preliminary injunction in our patent infringement suit against Mutual, although our complaint against Mutual remains outstanding. Mutual has filed various claims against us relating to these matters. We cannot be certain that Mutual or other third parties will not receive FDA approval and introduce a competitive generic version of Periostat. Any infringement or related action involving Mutual or any third party will likely result in significant expenditures, even if such actions are settled, require substantial management time and may not be resolved in our favor.

     Our success also depends upon know-how, trade secrets, and the skills, knowledge and experience of our scientific and technical personnel. To that end, we require all of our employees and, to the extent possible, all consultants, advisors and research collaborators, to enter into confidentiality agreements prohibiting unauthorized disclosure. With respect to information and chemical compounds we provide for testing to collaborators in academic institutions, we cannot guarantee that the institutions will not assert property rights in the results of such tests nor that a license can be reasonably obtained from such institutions which assert such rights. Failure to obtain the benefit of such testing could adversely affect our commercial position and, consequently, our financial condition.

     If We  Lose  Our  Sole  Supplier  of  Doxycycline  Hyclate  or Our  Current
Manufacturer  of  Periostat,   Our   Commercialization   of  Periostat  Will  be
Interrupted, Halted or Less Profitable.

     We rely on a single supplier, Hovione International Limited ("Hovione"), for doxycycline, the active ingredient in Periostat. There are relatively few alternative suppliers of doxycycline and Hovione produces the majority of the doxycycline used in the United States. Our current supply agreement with Hovione expires on May 14, 2006 and thereafter automatically renews for successive two-year periods unless, 90 days prior to the expiration of any such periods, either party gives the other party written notice of termination. In addition, in the event of a default, uncured for 90 days, the non-defaulting party can terminate the supply agreement effective immediately at the end of such ninety-day period. We rely on Hovione as our sole supplier of doxycycline and have no back-up supplier at this time. If we are unable to procure a commercial quantity of doxycycline from Hovione on an ongoing basis at a competitive price, or if we cannot find a replacement supplier in a timely manner or with favorable pricing terms, our costs may increase significantly and we may experience delays in the supply of Periostat.

     We have entered into an agreement with a contract manufacturer, Pharmaceutical Manufacturing Research Services, Inc. ("PMRS"), for our tablet formulation for Periostat. Our current arrangement with PMRS has been extended until the earlier of March 30, 2007 or until a generic 20 mg doxycycline hyclate tablet is available on the market. Currently, PMRS is the sole third-party contract manufacturer to supply a tablet formulation of Periostat to us. Any inability of PMRS to produce and supply product on agreed upon terms could result in delays in the supply of Periostat. The introduction of a generic 20 mg doxycycline hyclate tablet could leave us without a manufacturer or force us to negotiate a new arrangement, possibly on less favorable terms. We intend to contract with additional manufacturers for the commercial manufacture of Periostat tablets. We believe, however, that it could take up to one year to successfully transition from PMRS to a new manufacturer.

     Our Products are Subject to Extensive Regulation by the FDA.

     Drugs and medical devices generally require approval or clearance from the FDA before they can be marketed in the United States. Periostat, Pandel and Atridox have been approved by the FDA as drugs. Atrisorb FreeFlow and Atrisorb-D have been cleared by the FDA as medical devices. Our drug products under development, however, will have to be approved by the FDA before they can be marketed in the United States. Also, we cannot market our approved products for new indications until the FDA approves the product for that indication. If the FDA does not approve our products under development or additional indications for marketed products in a timely fashion, or does not approve them at all, our financial condition may be adversely affected.

     In addition, drug and medical device products remain subject to comprehensive regulation by the FDA while they are being marketed. The drug and medical device regulatory schemes differ in detail, but they are essentially similar. The FDA regulates, for example, the safety, manufacturing, labeling, and promotion of both drug and medical device products. If we or our partners who manufacture our products fail to comply with regulatory requirements, various adverse consequences can result, including recalls, civil penalties, withdrawal of the product from the market and/or the imposition of civil or criminal sanctions.

     We are, and will increasingly be, subject to a variety of foreign regulatory regimes governing clinical trials and sales of our products. Other than Periostat, which has been approved by the Medicines Control Agency for marketing in the United Kingdom and approved for marketing in Austria, Finland, Switzerland, Ireland, Israel, Italy, Luxemburg, the Netherlands, Portugal and Canada, our products in development have not been approved in any foreign country. Whether or not FDA approval has been obtained, approval of drug products by the comparable regulatory authorities of foreign countries must be obtained prior to the commencement of marketing of those products in those countries. The approval process varies from country to country, and other countries may also impose post-approval requirements.

     A Small Number of Wholesale Customers and Large Retail Chains Account for the Majority of Our Sales, and the Loss of One of Them, or Changes in Their Purchasing Patterns, Could Result in Reduced Sales, Thereby Adversely Affecting Our Operating Results.

     We sell most of our products to a small number of wholesale drug distributors. For the year ended December 31, 2002, sales to Cardinal Health, Inc., McKesson Corporation and Amerisource-Bergen Corporation, represented approximately 32%, 24% and 19%, respectively, of our aggregate net product sales. For the nine months ended September 30, 2003, sales to

Cardinal Health, Inc., McKesson Corporation and Amerisource-Bergen Corporation, represented approximately 43%, 30% and 19%, respectively, of our aggregate net product sales. The small number of wholesale drug distributors, consolidation in this industry or financial difficulties of these distributors could result in the combination or elimination of warehouses, which could temporarily increase returns of our products or, as a result of distributors reducing inventory levels, delay the purchase of our products. In addition, wholesalers may increase purchase levels in anticipation of future price increases or may capitalize on volume discounts to acquire inventory. This may cause an unexpected increase in the level of trade inventories normally maintained by wholesalers. Although we have developed a plan to manage Periostat trade inventory levels, this plan may not be effective. If Periostat trade inventory levels become too high, or if prescription growth of Periostat is lower than expected by the trade, wholesalers and large retail chains could reduce their orders for Periostat, which could result in reduced sales of Periostat and adversely affect our operating results.

     We Cannot Assure You that Our Pursuit of Business in the Dermatology Market will be Successful.

     In January 2002, we announced our plans to expand into the dermatology market. During 2002, we initiated a 150-patient Phase III clinical trial to evaluate the use of Periostat to treat rosacea, we announced that we had licensed a new dermal and transdermal drug delivery technology called Restoraderm, we executed a sublicense Agreement with Altana Inc. with respect to the marketing and distribution of Pandel. In addition, we continue to actively seek product licensing opportunities to enhance our near-term offerings to the dermatology market. Our future success will depend on, among other things, our ability to: (i) achieve market acceptance for any of these or future dermatological offerings; (ii) hire and retain personnel with experience in the dermatology market; (iii) execute our business plan with respect to this market segment; and (iv) adapt to technical or regulatory changes once operational. Furthermore, while we have experience in the sales and marketing of dental products, we have virtually no experience in dermatology. This market is very competitive and some of our competitors have substantially greater resources than we have. New product development is a lengthy, complex and uncertain process that will require significant attention and resources from management. A product candidate can fail at any stage of the development process due to, among other things, efficacy or safety concerns, the inability to obtain necessary regulatory approvals, the difficulty or excessive cost to manufacture and/or the infringement of patents or intellectual property rights of others. Furthermore, the sales of new products may prove to be disappointing and fail to reach anticipated levels. We therefore cannot assure you that we will be successful in our pursuit of business in the dermatology market, or that we can sustain any business in which we achieve initial success.

     If Our Products Cause Injuries, We May Incur Significant Expense and Liability.

     Our business may be adversely affected by potential product liability risks inherent in the testing, manufacturing and marketing of Periostat and other products developed by or for us or for which we have licensing or co-promotion rights. We have an aggregate of $10.0 million in product liability insurance for Periostat, our product candidates and products for which we have licensing or co-promotion rights. This level of insurance may not adequately protect us against product liability claims. Insufficient insurance coverage or the failure to obtain indemnification from third parties for their respective liabilities may expose us to product liability claims and/or recalls and could cause our business, financial condition and results of operations to decline.

     Because Our Executive Officers, Directors and Affiliated Entities Own Approximately 23.3% of Our Capital Stock, They Could Influence Our Actions in a Manner That Conflicts With Our Interests and the Interests of Our Other Stockholders.

     Currently, our executive officers, directors and affiliated entities together beneficially own approximately 23.3% of the outstanding shares of our Common Stock or equity securities convertible into Common Stock. As a result, these stockholders, acting together, or in the case of our preferred stockholders, in certain instances, as a class, will be able to influence corporate actions requiring stockholder approval, including the election of directors. This concentration of ownership may have the effect of delaying or preventing a change in control, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices.

     Our Stock Price is Highly Volatile and, Therefore, the Value of Your Investment May Fluctuate Significantly.

     The market price of our Common Stock has fluctuated and may continue to fluctuate as a result of variations in our quarterly operating results. These fluctuations may be exaggerated if the trading volume of our Common Stock is low. In addition, the stock market in general has experienced dramatic price and volume fluctuations from time to time. These fluctuations may or may not be based upon any business or operating results. Our Common Stock may experience similar or even more dramatic price and volume fluctuations that may continue indefinitely.

     The following table sets forth the high and low closing market price per share for our Common Stock for each of the quarters in the period beginning January 1, 2000 through December 31, 2003, as reported on the Nasdaq National
Market:

              Quarter Ended                        High              Low
  -----------------------------------         ---------------     -----------
  March 31, 2000.....................             $27.13            $12.63
  June 30, 2000......................             $15.50             $8.25
  September 30, 2000.................              $9.88             $8.06
  December 31, 2000..................              $7.88             $3.13
  March 31, 2001.....................              $6.00             $4.47
  June 30, 2001......................              $8.80             $5.06
  September 30, 2001.................             $10.00             $7.25
  December 31, 2001..................              $9.50             $7.50
  March 31, 2002.....................             $12.00             $7.72
  June 30, 2002......................             $11.65             $5.75
  September 30, 2002.................              $7.34             $4.70
  December 31, 2002..................              $9.93             $4.05
  March 31, 2003.....................             $11.03             $6.66
  June 30, 2003......................             $13.27             $8.62
  September 30, 2003.................             $15.84            $10.50
  December 31, 2003..................             $11.82             $8.90

                                 USE OF PROCEEDS

     CollaGenex will not receive any proceeds from the sale of the Shares covered by this Prospectus. While CollaGenex will receive sums upon any exercise of options by the Selling Shareholders, CollaGenex currently has no plans for their application, other than for general corporate purposes. CollaGenex cannot assure you that any of such options will be exercised.

                            THE SELLING SHAREHOLDERS

     The individuals listed below (the "Selling Shareholders") have or will acquire the Shares being registered pursuant to the exercise of options previously granted to them by CollaGenex. The Shares may not be sold or otherwise transferred by the Selling Shareholders unless and until the applicable options are exercised in accordance with their terms.

     The following table sets forth:  (i) the name of each Selling  Shareholder;
(ii) his or her position(s), office or other material relationship with CollaGenex and its predecessors or affiliates, over the last three years; (iii) the number of shares of Common Stock owned (or subject to options or convertible securities) by each Selling Shareholder as of the date of this Prospectus and prior to this offering; (iv) the number of shares of Common Stock which may be offered and are being registered for the account of each Selling Shareholder by this Prospectus (all of which have been or may be acquired by the Selling Shareholders pursuant to the exercise of options subject to the appropriate vesting of such options); and (v) the amount of Common Stock to be owned by each such Selling Shareholder if such Selling Shareholder were to sell all of their shares of Common Stock covered by this Prospectus.

     CollaGenex cannot assure you that any of the Selling Shareholders will offer for sale or sell any or all of the Shares offered by them pursuant to this Prospectus.



                                                                                                              NUMBER OF
                                                                  NUMBER OF                 NUMBER             SHARES/
                                                                    SHARES/                   OF            PERCENTAGE OF
                                                                  PERCENTAGE OF             SHARES           COMMON STOCK
                                                                  COMMON STOCK                OF             OWNED AFTER
                                                                    PRIOR TO                COMMON           THE OFFERING
                                                                  OFFERING (BOTH            STOCK            (BOTH HELD
                                                                   HELD DIRECTLY            TO BE             DIRECTLY OR
        NAME                               COLLAGENEX             OR INDIRECTLY)(1)         OFFERED          INDIRECTLY)(2)
----------------------------         -------------------------   ---------------------   --------------   ------------------------

Colin W. Stewart                     President, Chief              300,000/2.1%(3)         300,000              0/*
                                     Executive Officer and
                                     Director
Nancy C. Broadbent                   Chief Financial               274,875/1.7%(4)          80,000          194,875 /1.4%
                                     Officer, Secretary and
                                     Treasurer
David P. Pfeiffer                    Senior Vice President,        287,500/2.0%(5)          90,000          197,500/1.4%
                                     Sales and Marketing
Paul Lubetkin                        Senior Vice President           60,000/*(6)            60,000              0/*
                                     and General Counsel
Klaus Theobald                       Senior Vice President           80,000/*(7)            80,000              0/*
                                     and Chief Medical
                                     Officer
Brian M. Gallagher                   Director                      595,000/4.1%(8)          75,000          520,000/3.6%
Peter R. Barnett, D.M.D.             Director                        51,256/*(9)            22,356            28,900/*
Robert C. Black                      Director                        47,356/*(10)           22,356            25,000/*
James E. Daverman                    Chairman of the Board         102,356/*(11)            22,356            80,000/*
                                     and Director
Robert J. Easton                     Director                        98,431/*(12)           22,356            76,075/*
Stephen A. Kaplan                    Director                    1,902,361/12.1%(13)        22,356          1,880,005/11.9%
W. James O'Shea                      Director                        49,856/*(14)           24,856            25,000/*

-----------------

*        Less than one-percent.

(1) Applicable percentage of ownership is based on 13,869,208 shares of Common Stock outstanding as of January 16, 2004, plus any Common Stock equivalents or convertible securities held and shares beneficially owned by each such holder as set forth herein.

(2) Assumes that all Shares to be offered, as set forth above, are sold pursuant to this offering and that no other shares of Common Stock are acquired or disposed of by the Selling Shareholders prior to the termination of this offering. Because the Selling Shareholders may sell all, some or none of their Shares or may acquire or dispose of other shares of Common Stock, no reliable estimate can be made of the aggregate number of Shares that will be sold pursuant to this offering or the number or percentage of shares of Common Stock that each Selling Shareholder will own upon completion of this offering.

(3) Includes 300,000 vested and unvested options to purchase shares of Common Stock prior to this Offering

(4) Includes 224,000 vested and unvested options to purchase shares of Common Stock prior to this Offering. Also includes 2,000 shares of Common Stock held by Ms. Broadbent's spouse and 1,000 shares of Common Stock held by Ms. Broadbent's parent who resides with her.

(5) Includes 280,000 vested and unvested options to purchase shares of Common Stock prior to this Offering.

(6) Includes 60,000 vested and unvested options to purchase shares of Common Stock prior to this Offering.

(7) Includes 80,000 vested and unvested options to purchase shares of Common Stock prior to this Offering.

(8) Includes 470,000 vested options to purchase shares of Common Stock prior to this Offering.

(9) Includes 47,356 vested and unvested options to purchase shares of Common Stock prior to this Offering.

(10) Includes 47,356 vested and unvested options to purchase shares of Common Stock prior to this Offering.

(11) Includes 47,356 vested and unvested options to purchase shares of Common Stock prior to this Offering.

(12) Includes 47,356 vested and unvested options to purchase shares of Common Stock prior to this Offering.

(13) Includes 47,356 vested and unvested options (the "Options") to purchase shares of Common Stock prior to this Offering and 3,000 shares of Common Stock held by Mr. Kaplan. Mr. Kaplan is a principal of Oaktree Capital Management, LLC ("Oaktree"), a limited liability company and a registered investment adviser under the Investment Advisers Act of 1940 as amended. Oaktree is the general partner of OCM Principal Opportunities Fund, L.P. (the "Fund"). The Fund is the direct holder of 177,000 shares of Series D Convertible Preferred Stock of the Issuer (convertible at any time into 1,789,072 shares of common stock of the Issuer), and 62,933 shares of common stock of the Issuer (after giving effect to the sale of shares reported herein). Mr. Kaplan disclaims all pecuniary and other interests in the Options in which the Fund will be the beneficial holder. Mr. Kaplan may be deemed a beneficial owner of the securities set forth herein by virtue of his status as a member and principal of Oaktree. Except to the extent of his pecuniary interest therein, Mr. Kaplan disclaims beneficial ownership of such shares and the filing of this Form S-8 shall not be construed as an admission that such person is the beneficial owner of any securities covered by this Form S-8.

(14) Includes 49,856 vested and unvested options to purchase shares of Common Stock prior to this Offering.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders have not advised CollaGenex of any specific plan for the sale or distribution of the Shares. If and when they occur, such sales may be made in any of the following manners:

     - On the Nasdaq National Market (or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);

     -    In public or privately negotiated transactions;

     -    In transactions involving principals or brokers;

     -    In a combination of such methods of sale; or

     -    Any other lawful methods.

     Although sales of the Shares are, in general, expected to be made at market prices prevailing at the time of sale, the Shares may also be sold at prices related to such prevailing market prices or at negotiated prices, which may differ considerably.

     When offering the Shares covered by this Prospectus, each of the Selling Shareholders and any broker-dealers who sell the Shares for the Selling Shareholders may be "underwriters" within the meaning of the Securities Act, and any profits realized by such Selling Shareholders and the compensation of such broker-dealers may be underwriting discounts and commissions.

     Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the Shares may be listed, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the Shares covered by this Prospectus, either as agents for others or as principals for their own accounts, and reselling such Shares pursuant to this Prospectus. The Selling Shareholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts, any or all of which might be in excess of customary amounts.

     Each of the Selling Shareholders is acting independently of CollaGenex in making decisions with respect to the timing, manner and size of each sale of Shares. CollaGenex has not been advised of any definitive selling arrangement at the date of this Prospectus between any Selling Shareholder and any broker-dealer or agent.

     To the extent required, the names of any agents, broker-dealers or underwriters and applicable commissions, concessions, allowances or discounts, and any other required information with respect to any particular offer of the Shares by the Selling Shareholders, will be set forth in a Prospectus Supplement.

     The expenses of preparing and filing this Prospectus and the related Registration Statement with the Securities and Exchange Commission will be paid entirely by CollaGenex.

Shares of Common Stock covered by this Prospectus also may qualify to be sold pursuant to Rule 144 under the Securities Act, rather than pursuant to this Prospectus. The Selling Shareholders have been advised that they are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, including without limitation, Rule 10b-5 thereunder.

     Neither CollaGenex nor the Selling Shareholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of their sales of the Shares from time to time.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for CollaGenex by Hale and Dorr LLP, 650 College Road East, Princeton, New Jersey 08540.

                                     EXPERTS

     The consolidated financial statements and schedule of CollaGenex Pharmaceuticals, Inc. and subsidiaries as of December 31, 2001 and 2002, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein and in the registration statement, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002 consolidated financial statements refers to the Company's adoption of the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", in 2000.

                      INFORMATION INCORPORATED BY REFERENCE

     The Securities and Exchange Commission allows CollaGenex to "incorporate by reference" the information CollaGenex files with the Securities and Exchange Commission, which means that CollaGenex can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that CollaGenex files later with the Securities and Exchange Commission will automatically update and supersede this information. CollaGenex incorporates by reference the documents listed below and any future filings made by CollaGenex with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended, until the filing of a post-effective amendment to this Prospectus which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold:

          - CollaGenex's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission on March 31, 2003 to disclose information regarding the financial position, results of operations and cash flows of CollaGenex and its subsidiaries;

          - CollaGenex's Definitive Proxy Materials for the Company's 2003 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission

               April 23, 2003;

          - CollaGenex's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 14, 2003;

          - CollaGenex's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 19, 2003;

          - CollaGenex's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 14, 2003;

          - CollaGenex's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 16, 2003;

          - CollaGenex's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2003;

          - CollaGenex's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 8, 2003;

          - CollaGenex's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2003;

          - CollaGenex's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2003;

          - CollaGenex's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2003;

          - CollaGenex's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed with the Securities and Exchange Commission on May 15, 2003, to disclose information regarding the financial position results of operations and cash flows of CollaGenex and its subsidiaries;

          - CollaGenex's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed with the Securities and Exchange Commission on August 14, 2003, to disclose information regarding the financial position results of operations and cash flows of CollaGenex and its subsidiaries;

          - CollaGenex's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed with the Securities and Exchange Commission on November 14, 2003, to disclose information regarding the financial position results of operations and cash flows of CollaGenex and its subsidiaries; and

          - The description of CollaGenex's common stock, $.01 par value, which is contained in CollaGenex's Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act of 1934, as amended, in the form declared effective by the Securities and Exchange Commission on June 20, 1996, including any subsequent amendments or reports filed for the purpose of updating such description.

     CollaGenex will provide to any person, including any beneficial owner of its securities, to whom this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus. You may make such requests at no cost to you by writing or telephoning CollaGenex at the following address or number:

                  CollaGenex Pharmaceuticals, Inc.
                  41 University Drive
                  Newtown, Pennsylvania 18940
                  Attention: Chief Financial Officer
                  Telephone: (215) 579-7388

     You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus Supplement. CollaGenex has not authorized anyone else to provide you with different information. CollaGenex is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of those documents.

                       WHERE YOU CAN FIND MORE INFORMATION

     CollaGenex files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. CollaGenex's Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission's website at
http://www.sec.gov. You may also read and copy, at prescribed rates, any document CollaGenex files with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information regarding the operation of the Securities and Exchange Commission's Public Reference Room.

     CollaGenex has filed with the Securities and Exchange Commission a Registration Statement on Form S-8 under the Securities Act with respect to the Shares offered hereby. This Prospectus, which constitutes a part of that registration statement, does not contain all the information contained in the registration statement and its exhibits. For further information with respect to CollaGenex and the Shares, you should consult the registration statement and its exhibits. Statements contained in this Prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the Securities and Exchange Commission. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Article V of CollaGenex's By-laws specifies that CollaGenex shall indemnify its directors, officers, employees and agents because he or she was or is a director, officer, employee or agent of CollaGenex or was or is serving at the request of CollaGenex as a director, officer, employee or agent of another entity to the full extent that such right of indemnity is permitted by the laws of the State of Delaware. This provision of the By-laws is deemed to be a contract between CollaGenex and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D cumulative convertible preferred stock of CollaGenex, is required to adopt, amend or repeal such provision of the By-laws.

     CollaGenex has executed indemnification agreements with each of its officers and directors pursuant to which CollaGenex has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of CollaGenex.

     Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director's fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.

     CollaGenex's Amended and Restated Certificate of Incorporation limits the liability of its directors as authorized by Section 102(b)(7). The affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D cumulative convertible preferred stock of CollaGenex, is required to amend such provisions.

     CollaGenex has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of CollaGenex (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of CollaGenex pursuant to the foregoing provisions, or otherwise, CollaGenex has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     We are subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

     (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Commission on March 31, 2003.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

     (c) The description of CollaGenex's common stock, $.01 par value, which is contained in our Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act, in the form declared effective by the Commission on June 20, 1996, including any subsequent amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Hale and Dorr LLP has opined as to the legality of the securities being offered by this registration statement.

Item 6. Indemnification of Directors and Officers.

     Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Article V of CollaGenex's By-laws specifies that CollaGenex shall indemnify its directors, officers, employees and agents because he or she was or is a director, officer, employee or agent of CollaGenex or was or is serving at the request of CollaGenex as a director, officer, employee or agent of another entity to the full extent that such right of indemnity is permitted by the laws of the State of Delaware. This provision of the By-laws is deemed to be a contract between CollaGenex and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D cumulative convertible preferred stock of CollaGenex, is required to adopt, amend or repeal such provision of the By-laws.

     CollaGenex has executed indemnification agreements with each of its officers and directors pursuant to which CollaGenex has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of CollaGenex.

     Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director's fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.

     CollaGenex's Amended and Restated Certificate of Incorporation limits the liability of its directors as authorized by Section 102(b)(7). The affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D cumulative convertible preferred stock of CollaGenex, is required to amend such provisions.

     CollaGenex has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of CollaGenex (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

Item 7. Exemption from Registration Claimed.

     The issuance of the Shares being offered by the Form S-3 Reoffer Prospectus were or will be deemed exempt from registration under the Securities Act in reliance upon either Section 4(2) of the Securities Act as transactions not involving any public offering or Rule 701 under the Securities Act as transactions made pursuant to a written compensatory plan or pursuant to a written contract relating to compensation.

Item 8. Exhibits.

Exhibit Number                    Description
-----------------   -----------------------------------------------------

5.1                 Opinion of Hale and Dorr LLP.

23.1                Consent of KPMG LLP.

23.2 Consent of Hale and Dorr LLP (contained in the opinion filed as Exhibit 5.1).

24 Power of Attorney (contained on the signature page of this Registration Statement).

Item 9. Undertakings.

          a.   CollaGenex hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect  in the  prospectus  any facts or events  arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii)To include  any  material  information  with  respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by CollaGenex pursuant to Section 13 or
          Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     b. The  undersigned  Registrant  hereby  undertakes  that,  for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newtown, State of Pennsylvania on this 6th day of February, 2004.

                        COLLAGENEX PHARMACEUTICALS, INC.



                                      By: /s/ Colin W. Stewart
                                          --------------------------
                                          Colin W. Stewart
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Colin W. Stewart and Nancy C. Broadbent, and each of them, true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


           Signature                                          Title                                  Date
--------------------------------------      --------------------------------------------   -------------------------

/s/ Colin W. Stewart                          President, Chief Executive Officer               February 6, 2004
---------------------------------             and Director (Principal Executive Officer)
Colin W. Stewart


/s/ Nancy C. Broadbent                        Chief Financial Officer, Treasurer and           February 6, 2004
---------------------------------             Secretary (Principal Financial and
Nancy C. Broadbent                            Accounting Officer)


                                              Director
--------------------------------
Brian M. Gallagher, Ph.D.


/s/ Peter R. Barnett, D.M.D.                  Director                                         February 6, 2004
--------------------------------
Peter R. Barnett, D.M.D.


/s/ Robert C. Black                           Director                                         February 6, 2004
--------------------------------
Robert C. Black


/s/ James E. Daverman                         Chairman of the Board and Director               February 6, 2004
--------------------------------
James E. Daverman


/s/ Robert J. Easton                          Director                                         February 6, 2004
--------------------------------
Robert J. Easton

/s/ Stephen A. Kaplan                         Director                                         February 6, 2004
--------------------------------
Stephen A. Kaplan

/s/ W. James O'Shea                           Director                                         February 6, 2004
--------------------------------
W. James O'Shea

                                  EXHIBIT INDEX


 Exhibit Number               Description
----------------    --------------------------------------------------------
5.1                 Opinion of Hale and Dorr LLP.

23.1                Consent of KPMG LLP.

23.2 Consent of Hale and Dorr LLP (contained in the opinion filed as Exhibit 5.1).

24 Power of Attorney (contained on the signature page of this Registration Statement).